Exhibit 10.27

[Insert Date], 2013

[Name]

Dear [Name]:

You have been identified as a key contributor to the success of Actavis plc, its subsidiaries and affiliates (the “Company”) and the success of its integration with Warner Chilcott plc. In recognition of your contributions, the Company is pleased to offer you a special retention bonus, as set forth below, which is contingent upon your acceptance of this offer.

Retention Bonus Offer

If you accept this offer, you will be eligible to receive a special lump sum cash bonus in the amount of (i) $[        ] (the “First Retention Bonus”) no later than March 1, 2015 and (ii) $[        ] (the “Second Retention Bonus,” and together with the First Retention Bonus, the “Retention Bonuses”) no later than March 1, 2016, subject to the terms and conditions set forth below. The Company will withhold all applicable taxes and other payroll deductions from each Retention Bonus when it is paid to you.

Eligibility for Retention Bonuses

You will be eligible for the First Retention Bonus if you remain employed as a regular full-time employee with the Company through December 31, 2014 (the “First Retention Date”).

You will be eligible for the Second Retention Bonus if you remain employed as a regular full-time employee with the Company through Decembers 31, 2015 (the “Second Retention Date”).

Notwithstanding the foregoing, (i) you will be paid the Retention Bonuses if your employment with the Company is terminated before the First Retention Date (a) by the Company without “Cause” (as defined in the attached Appendix A), (b) by you for “Good Reason” (as defined in the attached Appendix A), or (c) due to your death or disability, and (ii) you will be paid the Second Retention Bonus if your employment with the Company is terminated on or after the First Retention Date and before the Second Retention Date (a) by the Company without “Cause,” (b) by you for “Good Reason,” or (c) due to your death or disability. In the event of any such termination of your employment with the Company, any such payment shall be made to you, or your estate in the event of your death, within 30 days after the date of such termination.

For the avoidance of doubt, you will not be eligible to receive the First Retention Bonus or Second Retention Bonus if (i) you terminate your employment with the Company without Good Reason or (ii) the Company terminates your employment for Cause, before the applicable First Retention Date or Second Retention Date.

This letter does not change, in any way, the nature of your employment relationship with the Company. You or the Company may terminate your employment at any time, for any reason, with or without Cause, except to the extent otherwise expressly provided by any written agreement between you and the Company.

We are confident we can count on your continued support. On behalf of the Company, I thank you for your contributions to the Company’s success. Please indicate your acknowledgement and acceptance of this offer by signing and returning a copy of this letter.

Sincerely yours,

Paul M. Bisaro
President and Chief Executive Officer
Actavis plc

Acknowledgment

I have read, understand and agree with the terms set forth in this letter.

[Name]	Date

Appendix A

“Cause” For purposes of this offer of a special retention bonus, “Cause” shall mean the occurrence of any of the following events on or after acceptance of this offer, and upon written notice to Executive and a reasonable opportunity for Executive to cure such event (which opportunity shall be thirty (30) days unless the event is not susceptible to being cured, within the judgment of the Board): (i) fraud, misappropriation, embezzlement or other act of material misconduct against the Company or any of its affiliates; (ii) gross neglect, willful malfeasance or gross misconduct in connection with his employment; (iii) conviction or plea of guilty or nolo contendere to a felony which felony, conviction, or plea materially impacts the Company economically or the Company’s reputation, as reasonably determined by the Board; (iv) willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of the Company; (v) failure to cooperate, if requested by the Board, with any investigation or inquiry into Executive’s or the Company’s business practices, whether internal or external, including, but not limited to Executive’s refusal to be deposed or to provide testimony at any trial or inquiry unless such refusal is made upon the advice of the Company’s general counsel or its external counsel; or (vi) substantial and willful failure to render services in accordance with the terms of Executive’s employment (other than as a result of illness, accident, or other physical or mental incapacity) or other material breach of Executive’s duties and responsibilities). For purposes of clauses (ii), (iv) and (vi) of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company. Notwithstanding the foregoing, the Company shall not have “Cause” to terminate Executive’s employment in connection with any of the foregoing events to the extent that the Company shall have either consented to such event or to the extent that ninety (90) days shall have elapsed following the date that the Company becomes aware of such event without delivering notice to the Executive (“Cause Notice”).

“Good Reason” For purposes of this offer of a special retention bonus, “Good Reason” shall mean any one of the following events which occurs on or after acceptance of this offer: (i) any material reduction of the Executive’s then existing annual base salary, except to the extent the annual base salary of all other executive officers at levels similar to the Executive of the Company is similarly reduced (provided such reduction does not exceed fifteen percent (15%) of Executive’s then existing annual base salary); (ii) any material reduction in the package of benefits and incentives, taken as a whole, provided to the Executive (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would materially and adversely affect the Executive’s participation or reduce the Executive’s benefits under any such plans, except to the extent that such benefits and incentives of all other executive officers at a similar level of the Company are similarly reduced; (iii) any material diminution of the Executive’s duties and responsibilities, taken as a whole, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Company immediately after notice thereof is given by the Executive; (iv) a requirement that the Executive materially relocate to a work site that would increase the Executive’s one-way commute distance by more than thirty-five (35) miles from his then principal residence, unless the Executive accepts such relocation opportunity; (v) any material breach by the Company of its obligations under this Agreement; or (vi) any failure by the company to obtain the assumption of this Agreement by any successor or assign of the Company; provided, however, that the Executive may not resign his employment for Good

Reason unless: (A) the Executive has provided the Company with at least 30 days prior written notice of the Executive’s intent to resign for Good Reason (which notice must be provided within 60 days following the occurrence of the event(s) purported to constitute Good Reason); and (B) the Company has not remedied the alleged violation(s) within 30-days following its receipt of the written notice of intent to resign for Good Reason.